“Focused manufacturer of engineered lifting equipment” Manitex International, Inc. Conference Call Third Quarter 2013 November 7th, 2013 Exhibit 99.2

Forward Looking Statements &
Non GAAP Measures
“Focused
manufacturer of
engineered lifting
equipment”
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This presentation contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity;
statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,”
“project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,”
and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the
Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this presentation should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results.
Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Measures: Manitex International from time to time refers to various non-GAAP (generally accepted accounting principles) financial measures in this presentation.  Manitex believes that this information is useful to understanding its operating results without the impact of special items. See
Manitex’s Third Quarter 2013 Earnings Release on the Investor Relations section of our website
www.manitexinternational.com for a description and/or reconciliation of these measures.

“Focused
manufacturer of
engineered lifting
equipment”
Overview
• Solid quarter in line with expectations
• Revenues at $57 million, up 8% v Q3-2012.
• Net income at $2.6 million ($0.21 EPS), including $0.3 million of additional costs for Sabre acquisition and refinancing credit facilities
• EBITDA at $5.6 million (9.8% of sales), up 5.1% v Q3-2012.
• North America markets flat and more cautious than earlier in the year.  Energy sector still soft, but positive outlook medium term. European markets still a challenge.
• Continue to follow our stated strategic path:
• Development of innovative niche products
• Acquisitions of specialized product complementary to our portfolio
• Assuming no significant economic changes, outlook indicates full year 2013 of approx. 20% y.o.y. revenue and earnings growth

“Focused
manufacturer of
engineered lifting
equipment”
Business Update
•More cautious short term environment:
•N. American general construction / housing edging along. Q3 and current trend is for more caution than earlier in the year
•Energy remains soft, and down from strong comparative last year period, but is steady at this level. Rig counts in total firmer, optimistic outlook.
•European markets still extremely challenging.
•Product demand consistent with recent quarters, high percentage of shipments of larger tonnage units, order intake reflecting higher percentage of lower tonnage units
Material handling softer than prior quarters  but aiming  for increased military shipments in Q4. Container handling equipment had a slow start to Q3, but order and quote activity strengthened towards the end.
•9/30/13 Backlog $97 million.
•Flat compared to June 30, 2013 but a decrease of 26% from 12/31/12, a function of increased production and lower year to date order intake. Broad based order book although boom trucks continue to be heavily represented.
•Announced agreement to acquire Valla SpA, Italy based manufacturer of precision pick and carry cranes

“Focused
manufacturer of
engineered lifting
equipment”
Valla Agreement
• Agreement in principle to acquire Valla SpA, a Piacenza - Italy based manufacturer of a comprehensive line of precision pick and carry cranes with lifting capacities from 2.5 ton to 90 ton. Complements crane offerings and adds depth to product lines. Includes electric and diesel capabilities.
• Valla cranes are sold through specialized agents and distributors for a variety of end markets such as petrochemical, construction, aerospace and automotive.
• Valla reported 2012 annual revenues of approximately $7.5 million and EBITDA of $0.7 million. Closing, subject to the execution of definitive documentation, is expected shortly.
20 ton electric
36 ton electric

Key Figures
“Focused
manufacturer of
engineered lifting
equipment”
USD thousands
Q3-2013 Q3-2012 Q2-2013
Net sales $57,521 $53,380 $62,554
% change in Q3-2013 to prior period
7.8% (8.0%)
Gross profit 11,201 10,810 12,260
Gross margin %
19.5% 20.3% 19.6%
Operating expenses 6,544 6,343 7,656
Net Income 2,621 2,504 2,655
Earnings per share $0.21 $0.21 $0.22
Ebitda 5,624 5,349 5,513
EBITDA % of Sales
9.8% 10.0% 8.8%
Working capital 71,512 58,795 70,179
Current ratio 2.6 2.3 2.6
Backlog 96,684 125,785 96,637
% change in Q3-2013 to prior period
(23.1%) -

“Focused
manufacturer of
engineered lifting
equipment”
Q3-2013 Operating Performance
$m $m
Q3-2012 Net income 2.5
Gross profit impact of increased sales of $4.1 million
(Q3-2013 sales less Q3-2012 sales at Q3-2012 gross profit % ).
0.8
Impact from lower margin
(Q3-2013 gross profit % - Q3-2012 gross profit % multiplied by Q3-2013 sales)
(0.4)
Increase in gross profit 0.4
Operating expenses less one- off items ---
Expenses incurred for acquisition & refinancing (0.3)
Other income / expense (0.1)
Tax 0.1
Q3-2013 Net income $2.6

“Focused
manufacturer of
engineered lifting
equipment”
$000
Q3-2013 Q4-2012
Total Cash 3,078 1,889
Total Debt 51,245 49,138
Total Equity 82,106 59,533
Net capitalization 130,273 106,782
Net debt / capitalization 37.0% 44.2%
EBITDA 5,624 4,102
EBITDA % of sales 9.8% 7.3%
•N. American revolver facilities, based on available collateral at 9/30/13 was $45 million.
•N. American revolver availability at 9/30/13 of $17.0 million. $11.5 was utilized in October to repay the balance of term loan.
•EBITDA of $5.6 million for Q3-2013: trailing 12 month EBITDA  of $19.4 million
•Debt / EBITDA ratio of 2.6 times and interest cover of 6.9 times. Provides strength for growth
Debt & Liquidity
• Net capitalization is the sum of debt plus equity minus cash
• Net debt is total debt less cash

Summary
“Focused
manufacturer of
engineered lifting
equipment”
• Short term macro economic outlook of cautious markets in N America with modest economic improvement. Stabilized Europe but anticipate little growth in Europe.
• YTD revenue growth of 20% delivered from niche product and market strategy with selective acquisitions. We continue with this strategic direction e.g. recent launches of 15, 30 and 70 ton crane products and
Sabre and Valla.
• Financial performance and strategic developments:
-
Solid Q3-2013, with 8% revenue growth and 5% net income growth
(including  costs of acquisition and refinancing) over Q3-2012.
• Balance sheet strength for continued growth.
• 2013 outlook for 20% revenue and earnings growth